Exhibit 10.1

EXECUTION VERSION

REFINANCING AMENDMENT dated as of March 13, 2014 (this “Amendment”), among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company (the “Borrower”), the OTHER TERM LOAN LENDERS (as defined below) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent under the Credit Agreement referred to below (the “Administrative Agent”), to the TERM LOAN CREDIT AGREEMENT dated as of October 25, 2013 (the “Credit Agreement”), among Holdings, the Borrower, the Lenders from time to time party thereto, the Administrative Agent and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent.

A.  Pursuant to the Credit Agreement, the Lenders (such term and each other capitalized term used but not defined herein having the meaning assigned to such terms in the Credit Agreement (as amended hereby)) have extended credit to the Borrower pursuant to the terms and subject to the conditions set forth therein.

B.  Pursuant to Section 2.19 of the Credit Agreement, the Borrower has requested that the Other Term Loan Lenders provide Other Term Loans (as defined below) to the Borrower under the Credit Agreement in an aggregate principal amount equal to $2,942,625,000 to be funded on the Refinancing Effective Date (as defined below).  The Borrower will use the proceeds of the Other Term Loans to (i) prepay in full, on the Refinancing Effective Date, the aggregate principal amount of the Term Loans outstanding on the Refinancing Effective Date and immediately prior to the making of the Other Term Loans, together with any accrued but unpaid interest and fees thereon (the “Existing Debt Refinancing”), and (ii) pay Amendment Transaction Costs (as defined below).

C.  The Other Term Loan Lenders are willing to provide the Other Term Loans to the Borrower pursuant to the terms and subject to the conditions set forth herein.

D. Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and RBC Capital Markets(1) will act as exclusive joint lead arrangers and joint bookrunners (in such capacities, collectively, the “Arrangers”) in respect of the Other Term Loans specified herein.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are

(1)  RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

SECTION 1.  Defined Terms.  As used in this Amendment, the following terms have the meanings specified below:

“Amendment Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any Subsidiary in connection with the Amendment Transactions (including, for the avoidance of doubt, (a) any prepayment premium payable in respect of the Existing Debt Refinancing pursuant to Section 2.21 of the Credit Agreement and (b) any amounts payable in respect of the Existing Debt Refinancing pursuant to Section 2.13 of the Credit Agreement).

“Amendment Transactions” means (a) the execution and delivery of this Amendment by each Person party hereto, the satisfaction and/or waiver of the conditions to the effectiveness hereof and the consummation of the transactions contemplated hereby (including the borrowing of the Other Term Loans), (b) the Existing Debt Refinancing and (c) the payment of Amendment Transaction Costs.

“Other Term Loan” means any Term Loan made by an Other Term Loan Lender pursuant to Section 2(a) hereof.

“Other Term Loan Commitment” means, with respect to each Other Term Loan Lender, the commitment of such Other Term Loan Lender to make an Other Term Loan hereunder on the Refinancing Effective Date, expressed as an amount representing the maximum principal amount of the Other Term Loans to be made by such Other Term Loan Lender hereunder, as set forth on Schedule 1 hereto.  The aggregate principal amount of the Other Term Loan Commitments of all Other Term Loan Lenders as of the date of this Amendment is $2,942,625,000.

“Other Term Loan Lenders” means the Persons listed on Schedule 1 hereto and their respective successors and assigns as permitted under the Credit Agreement.

“Refinancing Effective Date” means the date on which all the conditions set forth or referred to in Section 4 hereof shall have been satisfied (or waived by the Administrative Agent and each of the Other Term Loan Lenders).

SECTION 2.  Commitment; Use of Proceeds.  (a)  Subject to the terms set forth herein and in the Credit Agreement (as modified hereby) and the conditions set forth in Section 4 hereof and (subject to Section 4(a) hereof and provided that references to the “Closing Date” therein shall be deemed for purposes of this Amendment to be references to the “Refinancing Effective Date”) Section 2.02 of the Credit Agreement, each Other Term Loan Lender severally agrees to make to the Borrower on the Refinancing Effective Date an Other Term Loan denominated in Dollars equal to such Other Term Loan Lender’s Other Term Loan Commitment.  The failure of any Other Term Loan Lender to make any Other Term Loan required to be made by it will not relieve any other Other Term Loan Lender of its obligations hereunder; provided that the Other Term Loan Commitments are several and no Other Term Loan Lender will be responsible for, or relieved of its obligations hereunder with respect to, the failure of any other Other Term Loan Lender to make Other Term Loans as required.  Amounts paid or prepaid in respect of Other Term Loans may not be reborrowed.  Unless previously terminated, the Other Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Refinancing Effective Date.

(b)                                 The Borrower shall, on the Refinancing Effective Date, use the proceeds of the Other Term Loans to (i) effect the Existing Debt Refinancing and (ii) pay Amendment Transaction Costs.

(c)                                  Except as otherwise provided herein (including Section 3 of this Amendment), the Other Term Loans shall have the same terms as the Term Loans made on the Closing Date (as reflected in the Credit Agreement), provided that Section 2.01(3) of the Credit Agreement will not apply to the Other Term Loans.

SECTION 3.  Terms of the Other Term Loans.  (a)  Applicable Margin.  As contemplated by clause (3) of the definition of “Applicable Margin” in Section 1.01 of the Credit Agreement, the term “Applicable Margin” means, with respect to any Other Term Loan, (a) as of the Refinancing Effective Date, (x) for ABR Loans, 2.25% and (y) for Eurocurrency Loans, 3.25%, and (b) following delivery of Required Financial Statements for the Borrower’s fiscal quarter ending February 1, 2014, the percentage per annum determined in accordance with the pricing grid set forth below, based on the Senior Secured First Lien Net Leverage Ratio for the most recent fiscal quarter ending on the date prior to the first day of each fiscal quarter of the Borrower:

Senior Secured First Lien Net Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans
Category 1: Greater than 4.00 to 1.00	2.25%	3.25%
Category 2: Less than or equal to 4.00 to 1.00	2.00%	3.00%

For purposes of the foregoing, each change in the Applicable Margin under this paragraph (a) resulting from a change in the Senior Secured First Lien Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.04(1) or 5.04(2) of the Credit

Agreement of the Required Financial Statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Senior Secured First Lien Net Leverage Ratio shall be deemed to be in Category 1, at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the Required Financial Statements required to be delivered by it pursuant to Section 5.04(1) or 5.04(2) of the Credit Agreement or the certificate of a Financial Officer of the Borrower required pursuant to Section 5.04(3) of the Credit Agreement during the period from the expiration of the time for delivery thereof until such Required Financial Statements and such certificate are delivered.

(b)                                 Maturity Date.  As contemplated by clause (3) of the definition of “Maturity Date” in Section 1.01 of the Credit Agreement, the term “Maturity Date” means, with respect to any Other Term Loan, October 25, 2020.

(c)                                  Repayment of Other Term Loans.  As contemplated by clause (2)(b) of Section 2.06 of the Credit Agreement, the Borrower will repay to the Administrative Agent for the ratable account of the Other Term Lenders on the last Business Day of each fiscal quarter of the Borrower, commencing with the last Business Day of the fiscal quarter of the Borrower ending in April 2014, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Other Term Loans outstanding on the Refinancing Effective Date, which payments will be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.07 or 2.08 of the Credit Agreement, as applicable.

(d)                                 Mandatory Prepayment of Other Term Loans.  As contemplated by clause (5) of Section 2.08 of the Credit Agreement, prepayment of the Other Term Loans pursuant to Section 2.08 of the Credit Agreement will be made without premium or penalty, accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment, and applied as directed by the Borrower or, absent such direction, to reduce in direct order of maturity the next eight quarterly scheduled amortization payments of Other Term Loans under Section 2.06(2)(b) of the Credit Agreement (as modified by Section 3(c) of this Amendment) and, thereafter, to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments of Other Term Loans under Section 2.06(2)(b) of the Credit Agreement (as modified by Section 3(c) of this Amendment) and will be allocated ratably to the Other Term Loans included in the prepaid Borrowing.  In the event of any prepayment of Term Loans pursuant to Section 2.08 of the Credit Agreement at a time when Term Loans of more than one Class remain outstanding, the aggregate amount of such prepayment will be allocated between each Class of Term Loans pro rata based on the aggregate principal amount of outstanding Term Loans of each such Class (except as otherwise provided in the applicable Permitted Amendment, in each case with respect to the applicable Class of Term Loans).  For the avoidance of doubt, this Section 3(d) will not affect the application of prepayments in respect of Incremental Term Loans, Other Term Loans (as defined in the Credit Agreement, but excluding the Other Term Loans incurred under this Amendment) or Extended Term Loans, which will be applied in the order specified in the applicable Permitted Amendment as provided for in Section 2.08(5) of the Credit Agreement.

(e)                                  Incremental Facilities.  The interest rate, fees and original issue discount for any Incremental Term Loans will be as determined by a Responsible Officer of the Borrower and the Incremental Lenders providing such Incremental Term Loans; provided that if the Incremental Yield on any such Incremental Term Loans that are secured on a pari passu basis with the Term Loans exceeds the yield (as determined below) on the Other Term Loans by more than 50 basis points, then the interest margins for the Other Term Loans will automatically be increased to a level such that the yield on the Other Term Loans will be 50 basis points below the Incremental Yield on such Incremental Term Loans.  Any increase in yield on the Other Term Loans required pursuant to this Section 3(e) and resulting from the application of an Adjusted LIBO Rate or ABR “floor” on any Incremental Term Loans will be effected solely through an increase in such “floor” (or an implementation thereof, as applicable) in respect of the Other Term Loans.  In determining whether the Incremental Yield on Incremental Term Loans exceeds the yield on the Other Term Loans by more than 50 basis points, such determination will take into account interest margins, minimum Adjusted LIBO Rate, minimum ABR, upfront fees and original issue discount on the Other Term Loans, with upfront fees and original issue discount being equated to interest margins based on an assumed four-year life to maturity, but will exclude any arrangement, syndication, structuring, commitment or other fees payable in connection therewith.

(f)                                   Repricing Event.  In the event that, prior to March 13, 2015, the Borrower refinances or makes any prepayment of, or amends the terms of, the Other Term Loans in connection with any Repricing Event, the Borrower will pay to the Administrative Agent, for the ratable account of each applicable Other Term Loan Lender, a payment of 1.00% of the aggregate principal amount of the Other Term Loans so refinanced, prepaid or amended, as the case may be.

SECTION 4.  Conditions Precedent to the Other Term Loans.  The obligations of the Other Term Loan Lenders to make the Other Term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived by each of the Other Term Loan Lenders then having an Other Term Loan Commitment):

(a)                                 The Administrative Agent (or, in the case of clause (ii) below, its counsel) shall have received (i) from the Borrower, one Business Day prior to the Refinancing Effective Date, a Borrowing Request with respect to the Borrowing of the Other Term Loans and (ii) from Holdings, the Borrower and the Other Term Loan Lenders, either (A) a counterpart of this Amendment signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission (including Adobe pdf file) of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.

(b)                                 The Administrative Agent shall have received a customary legal opinion of each of (i) Latham & Watkins LLP, special counsel to the Loan Parties and (ii) K&L Gates LLP, local counsel to the Loan Parties.

(c)                                  The Administrative Agent shall have received (i) a certificate of a Responsible Officer of Holdings and the Borrower certifying with respect to Holdings and the Borrower as to the matters set forth in Section 4.01(7)(a)-(d) of the Credit Agreement and (ii) customary resolutions from each other Loan Party authorizing the execution, delivery and performance of the Reaffirmation Agreement (as defined below).

(d)                                 The representations and warranties contained in the Credit Agreement and the other Loan Documents (including this Amendment) will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects), as of the date first written above, immediately prior to, and immediately after giving effect to, the incurrence of the Other Term Loans; provided that, for purposes of this Section 4(d), the reference in Section 3.16 of the Credit Agreement to “Closing Date” shall be deemed to be a reference to the Refinancing Effective Date.

(e)                                  No Default or Event of Default shall have occurred and be continuing on the Refinancing Effective Date or would exist immediately after giving effect to the Amendment Transactions.

(f)                                   All fees and expenses required to be paid on the Refinancing Effective Date hereunder (or under any other agreement entered into by Holdings, the Borrower and the Administrative Agent, any Arranger or any of their respective Affiliates in connection with the Amendment Transactions) and invoiced at least three Business Days prior to the Refinancing Effective Date shall have been, or substantially concurrently with the closing of the Amendment Transactions shall be, paid in full in cash.

(g)                                  The Other Term Loan Lenders shall have received on or prior to the Refinancing Effective Date all documentation and other information reasonably requested in writing by them at least five Business Days prior to the Refinancing Effective Date in order to allow the Other Term Loan Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(h)                                 Each Loan Party shall have entered into that certain Reaffirmation Agreement, dated as of the date hereof (the “Reaffirmation Agreement”), among Holdings, the Borrower, certain subsidiaries of the Borrower identified therein, the Administrative Agent and the Collateral Agent.

SECTION 5.  Representations and Warranties.  Each of Holdings and the Borrower hereby represents and warrants to the Administrative Agent and to each of the Other Term Loan Lenders that, as of the date first written above:

(a)                                 Each of Holdings and the Borrower has all requisite corporate or other organizational power and authority to execute, deliver and perform this Amendment and to effect the Amendment Transactions.

(b)                                 Each of Holdings and the Borrower has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this

Amendment and to effect the Amendment Transactions.  As of the date first written above, this Amendment has been duly executed and delivered by each of Holdings and the Borrower and constitutes a legal, valid and binding obligation of Holdings and the Borrower, enforceable against each of Holdings and the Borrower in accordance with its terms, subject to:

(i)                                   the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally;

(ii)                                general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii)                             implied covenants of good faith and fair dealing; and

(iv)                            any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

SECTION 6.  Effectiveness; Amendments.  This Amendment shall become effective as of the date first above written when the Administrative Agent shall have received counterparts of this Amendment (including via facsimile or electronic transmission (including Adobe pdf copy)) that, when taken together, bear the signatures of Holdings, the Borrower, the Administrative Agent and the Other Term Loan Lenders set forth on Schedule 1 hereto.  This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by Holdings, the Borrower, the Administrative Agent and each Other Term Loan Lender (or, after the Refinancing Effective Date, the Required Lenders).

SECTION 7.  Post-Closing Undertaking With Respect to Collateral.  Within 45 days following the Refinancing Effective Date (or such later time as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver to the Administrative Agent, with respect to each parcel of Real Property that, as of the Refinancing Effective Date, is subject to a mortgage in favor of the Collateral Agent (each, a “Mortgaged Property”), (a) such duly executed amendments and other modifications to the mortgage thereon as shall have been reasonably requested by the Administrative Agent and (b)(x) a date-down or similar endorsement to its Mortgage Policies where available or (y) if no date-down or similar endorsement to any of its Mortgage Policies is available, a new Mortgage Policy insuring that the applicable mortgage (or mortgage amendment, as the case may be) creates a first-priority Lien securing the Obligations, free and clear of all defects and encumbrances, excepting only Liens permitted under the Credit Agreement.

SECTION 8.  Credit Agreement.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Agents, the Borrower or any other Loan Party under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle Holdings or the Borrower to any future consent to, or waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  Upon the Refinancing Effective Date, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby.  Upon the Refinancing Effective Date, this Amendment shall constitute a “Refinancing Amendment” and a “Loan Document” (in each case as defined in the Credit Agreement), each Other Term Loan shall constitute an “Other Term Loan” and a “Term Loan” (in each case as defined in the Credit Agreement) and each Other Term Loan Lender shall constitute a “Lender” (as defined in the Credit Agreement), in each case for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 9.  APPLICABLE LAW.  THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (EXCEPT FOR CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

SECTION 10.  Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract.  Delivery of an executed signature page to this Amendment by facsimile or electronic transmission (including Adobe pdf copy) shall be effective as delivery of an original signed counterpart of this Amendment.

SECTION 11.  Headings.  The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

SECTION 12.  Construction.  The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

MARIPOSA INTERMEDIATE HOLDINGS LLC,

By
/s/ James E. Skinner
Name: James E. Skinner
Title: Vice President and Treasurer

NEIMAN MARCUS GROUP LTD LLC, as Borrower,

By
/s/ James E. Skinner
Name:	James E. Skinner
Title:	Executive Vice President, Chief Operating Officer, and Chief Financial Officer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, in its individual capacity and as Administrative Agent

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

By:	/s/ Tyler R. Smith
Name: Tyler R. Smith
Title: Authorized Signatory

SIGNATURE PAGE TO REFINANCING AMENDMENT TO THE CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2013, AMONG MARIPOSA INTERMEDIATE HOLDINGS LLC, MARIPOSA MERGER SUB LLC (WHICH WAS MERGED WITH AND INTO NEIMAN MARCUS GROUP LTD INC.), THE LENDERS FROM TIME TO TIME PARTY THERETO AND CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

Name of Institution:

Credit Suisse AG Cayman Island Branch

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

For Institutions requiring a second signature:

By:	/s/ Tyler R. Smith
Name: Tyler R. Smith
Title: Authorized Signatory

SCHEDULE 1

Other Term Loan Lenders

Other Term Loan Lender	Other Term Loan Commitment
Credit Suisse AG, Cayman Islands Branch	$2,942,625,000.00

Total:	$2,942,625,000.00